LOGO -- HEXCEL


                                NEWS RELEASE

 HEXCEL CORPORATION, 281 TRESSER BOULEVARD, STAMFORD, CT 06901 (203) 969-0666

                                         CONTACTS   FINANCIAL:
                                                    STEPHEN C. FORSYTH
                                                    203-969-0666 EXT. 425
                                                    STEPHEN.FORSYTH@HEXCEL.COM

                                                    MEDIA:
                                                    MICHAEL W. BACAL
                                                    203-969-0666 EXT. 426
                                                    michael.bacal@hexcel.com



         INVESTOR GROUP LED BY GOLDMAN SACHS COMPLETES PURCHASE OF
      APPROXIMATELY 14.5 MILLION SHARES OF HEXCEL COMMON STOCK OWNED
                        BY CIBA SPECIALTY CHEMICALS



STAMFORD, CT, December 19, 2000 - Hexcel Corporation (NYSE/PCX: HXL) today announced that an investor group affiliated with Goldman Sachs ("Investor Group") has completed its previously announced purchase of 14,525,000 shares of Hexcel common stock from Ciba Specialty Chemicals. The acquired shares represent approximately 39% of Hexcel's outstanding common stock. Under a governance agreement between Hexcel and the Investor Group, Messrs. James J. Gaffney, Sanjeev K. Mehra and Peter M. Sacerdote have been designated by the Investor Group to serve as directors on Hexcel's ten-member board. Mr. H. Arthur Bellows, Jr., an independent director, was also elected to the board. Ciba still holds approximately 3.5 million shares of Hexcel common stock but no longer designates any Hexcel directors.

Mr. John J. Lee, Chairman and CEO commented: "We are very excited to have the Goldman Sachs led investor group become a major shareholder in our company at a time when the Company feels it is well positioned to take advantage of growth opportunities in the major markets it serves. We appreciate the support Ciba has provided the company since we formed the world's largest producer of advanced structural materials through the merger of our composite businesses in 1996. I would like to especially thank the Ciba directors for their service to the company and we wish them success in their future endeavors. I look forward to working with the board to maintain Hexcel as a global leader in advanced materials."


                             *   *   *


Hexcel Corporation is the world's leading advanced structural materials company. It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial, and recreation applications.


                  DISCLAIMER ON FORWARD LOOKING STATEMENTS
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This press release contains statements that are forward looking, including statements relating to the anticipated growth of most of the markets the company serves. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix, and currency exchange rate changes. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.
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